Exhibit 10.7

December 12, 2016

Mr. Shiven Shah

33 W. Ontario St.

Chicago IL

Dear Shiven:

We are pleased to offer you the position of Chief Financial Officer of Opploans. We are very excited to have you join our team as we look to build a world-class online financial technology company.

Your official start date will be mutually agreed upon. Below are the key terms of your offer:

•	Compensation: $375,000

•	Base: $285,000

•	Bonus: $90,000 (Target 32% of Base Salary)

•	Equity: 2.0% total common equity at a $50.0 million equity valuation

Please see the next page for a detailed term sheet reflecting the terms of our offer. The table below shows the computation of your equity proceeds at certain equity exit valuations based on the company’s current capital structure.

	Equity Value
	$100,000,000	$200,000,000	$500,000,000	$1,000,000,000	$2,000,000,000
Hurdle	$50,000,000	$50,000,000	$50,000,000	$50,000,000	$50,000,000
Mgmt Pool	$50,000,000	$150,000,000	$450,000, 000	$950,000,000	$1,950,000,000
Ownership	2.0%	2.0%	2.0%	2.0%	2.0%
Proceeds	$1,000,000	$3,000,00	$9,000,000	$19,000,000	$39,000,000

We look forward to having you join our team and our family, and to creating value together for many years to come.

/s/ Jared Kaplan
Jared Kaplan
CEO

Shiven Shah (“Executive”)

Term Sheet for Employment

OPPORTUNITY FINANCIAL LLC (“OPPLOANS”)

Subject to the execution of a mutually acceptable, definitive documentation, the following key terms will apply under the agreement between OPPLOANS and Executive:

Title and Position:	CFO reporting to the CEO of OPPLOANS

Role and Responsibilities	Reporting directly to the CEO, Executive will lead all strategic Financial pillars of the firm as well as working with the CEO on long-term Strategy and New Product Development

Base Salary:	$285,000 Executive will be reviewed annually and Executive will be eligible for merit increases based on performance.

Bonus:	Target 32% of Base Salary based on achievement of certain financial and operating targets as mutually agreed by Executive and the Board of Directors.

An annual review will be conducted in January and the Bonus will be paid out upon completion of the annual audit.

Equity Grant:	Grant: Executive will be entitled grant of units representing partnership profits interests (“Units”) in OPPLOANS of 2.0%:

•   Units or profits interests equivalent to 1.00% of OPPLOANS’s profits as of the date of grant, which shall be made as of the Executive’s start date and assumes an equity value of OPPLOANS of $50.0 million.

•   Units of profits interests equivalent to 1.00% of OPPLOANS’s profits at a $50.0 million valuation, which shall become exercisable if the consolidated sale price of OPPLOANS equals or exceeds $75 million (the “Performance Milestone”), or if total dividends distributed to shareholders exceed $50 million. Such additional Units shall be granted on Executive’s start date (to ensure favorable tax treatment) and shall vest 100% on the date of achieving the Performance Milestone.

• Any dividends to members will reduce, on a dollar for dollar basis, Executive’s strike price of $50.0 million .

Dilution: The Units granted to Executive will be subject to dilution for all subsequent issuances of Units by OPPLOANS.

Vesting: With the exception of the Performance Milestone Units, Executive’s Units will vest over a 4-year period, with 25% vesting on the first anniversary of the start date of Executive’s employment with OPPLOANS, and the remaining Units vesting in equal monthly installments over the next 36 months as long as Executive is employed by OPPLOANS.

Change of Control: In the event there is a Change of Control, 100% of Executive’s unvested Units will vest.

“Change of Control” will be defined to exclude recapitalization and other corporate transactions where a majority of the current Board remains in control following consummation of any such transaction.

Contingent Signing Bonus	Executive to receive Signing Bonus of $150,000 contingent on Executive’s start date on or before February 1st, 2017. Signing bonus to be repaid immediately if Executive is terminated with cause or leaves prior to 1 year anniversary of employment. Signing Bonus to be offset by any exit compensation received by Executive from former employer.

Term and Termination / Severance:	“At will” employment, which can be terminated by either OPPLOANS or the Executive at any time Termination Without Cause/Death/Disability:

• 6 months of Base Salary, payable over the 6-month period following termination in accordance with OPPLOANS’s policies for payroll in effect at the time

Executive to sign a mutual general release in order to receive severance. Severance ceases immediately upon a breach of restrictive covenants (i.e., non-solicit of employees/customers and non-use/non-disclosure). Those restrictive covenants will exist for 18 months following termination.

Termination for Cause:

• Accrued and unpaid Base Salary; and

• Expense reimbursement.

Executive’s right to receive severance payments is contingent upon: (i) his compliance with the terms of his agreements with OPPLOANS, including any confidentiality and non-solicitation provisions, (ii) his execution and delivery to OPPLOANS a severance agreement mutually entered into at the time of his termination, and (iii) delivery to OPPLOANS and non-revocation of a general release in favor of OPPLOANS and its Affiliates.

Employee Benefits:	Three weeks paid vacation and group health, 401K and other benefits, each in accordance with OPPLOANS policy.

Executive’s employment is subject to restrictive covenants and contingent on his signing of a Confidentiality Agreement, and Stock Appreciation Rights Agreement.

Employment is also contingent on his signing of OPPLOANS employment handbook and on satisfactory results of background check.

This offer will expire as of December 12th, 2016 at 8:00pm CST.

Sincerely,

Jared Kaplan

CEO

EMPLOYEE:

/s/ Shiven Shah
Shiven Shah

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